Filed Pursuant to Rule 433 Dated June 19, 2007 Registration Statement No. 333-142839

Regions Financial Corporation US$250,000,000 Floating Rate Senior Notes due 2009 Term Sheet

Issuer:	Regions Financial Corporation
Size:	$250,000,000
Expected Ratings:	A1/A/A+ (Moody’s/ Standard & Poor’s/Fitch)
Ranking:	Senior Unsecured
Trade Date:	06/19/2007
Settlement Date:	06/26/2007 (T + 5)
Maturity Date:	06/26/2009
Interest Payment Dates:	26th of March, June, September and December, commencing September 26, 2007
Pricing Benchmark:	3-Month US$ LIBOR
LIBOR Page:	Reuters Page LIBOR01
Coupon:	3-Month US$ LIBOR + 3 bps
Issue Price:	99.980%
Day Count:	Actual/360
Minimum Denominations:	$5,000 x $1,000
Redemption:	Not redeemable at the option of the Issuer or repayable at the option of the holder before maturity
Book runners:	Merrill Lynch & Co. Morgan Keegan & Company, Inc.
Co-Managers:	Bear, Stearns & Co. Inc. Lehman Brothers
Junior Co-Manager:	Toussaint Capital Partners, LLC
Cusip:	7591EPAC4
This communication is intended for the sole use of the person to whom it is provided by us.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Merrill Lynch & Co. at 1-866-500-5408 or (ii) Morgan Keegan & Company at 1-800-366-7426.

Regions Financial Corporation US$350,000,000 Floating Rate Senior Notes due 2012 Term Sheet

Issuer:	Regions Financial Corporation
Size:	$350,000,000
Expected Ratings:	A1/A/A+ (Moody’s/ Standard & Poor’s/Fitch)
Ranking:	Senior Unsecured
Trade Date:	06/19/2007
Settlement Date:	06/26/2007 (T + 5)
Maturity Date:	06/26/2012
Interest Payment Dates:	26th of March, June, September and December, commencing September 26, 2007
Pricing Benchmark:	3-Month US$ LIBOR
LIBOR Page:	Reuters Page LIBOR01
Coupon:	3-Month US$ LIBOR + 17 bps
Issue Price:	100%
Day Count:	Actual/360
Minimum Denominations:	$5,000 x $1,000
Redemption:	Not redeemable at the option of the Issuer or repayable at the option of the holder before maturity
Book runners:	Merrill Lynch & Co. Morgan Keegan & Company, Inc.
Co-Managers:	Bear, Stearns & Co. Inc. Lehman Brothers
Junior Co-Manager:	Toussaint Capital Partners, LLC
Cusip:	7591EPAD2
This communication is intended for the sole use of the person to whom it is provided by us.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Merrill Lynch & Co. at 1-866-500-5408 or (ii) Morgan Keegan & Company at 1-800-366-7426.